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                                                                     EXHIBIT 3.5

                            ARTICLES OF INCORPORATION

                                       OF

                          ALCAN FABRICATION CORPORATION

      The undersigned, acting as the incorporator of a corporation under the Texas Business Corporation Act, hereby adopts the following Articles of Incorporation for such corporation:

                                   ARTICLE ONE

      The name of the corporation (the "Corporation") is Alcan Fabrication Corporation.

                                   ARTICLE TWO

      The period of the Corporation's duration is perpetual.

                                  ARTICLE THREE

      The purpose for which the Corporation is organized is to transact any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                  ARTICLE FOUR

      The Corporation shall have authority to issue 10,000 shares of capital stock. All of such shares shall be common stock, par value $.01 per share, and shall have identical rights and privileges in every respect.

                                  ARTICLE FIVE

      The Corporation will not commence business until it has received for the issuance of its shares consideration the aggregate value of which is equal to at least $1,000.00, consisting of any tangible or intangible benefit to the Corporation or other property of any kind or nature.

                                   ARTICLE SIX

      No shareholder of the Corporation or other person shall have a preemptive right to acquire shares of the Corporation.

                                  ARTICLE SEVEN

      Cumulative voting shall not be permitted.



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                                  ARTICLE EIGHT

      The Corporation shall not be governed by Part Thirteen of the Texas Business Corporation Act, referred to in its entirety as the Business Combination Law.

                                  ARTICLE NINE

      The address of the Corporation's initial registered office in the State of Texas is 350 North St. Paul Street, Suite 2900, Dallas, Texas 75201. The name of the Corporation's initial registered agent at such address is CT Corporation System.

                                   ARTICLE TEN

      The initial Board of Directors of the Corporation shall consist of three
(3) members who shall serve until the earliest of (1) the ensuing year or until his or her successor is elected or appointed, or (2) the death, removal or resignation of such director, or (3) the director ceasing to be an active, full-time employee of the Corporation or an affiliate of the Corporation. The name and mailing address of the persons who shall serve as the initial directors of the Corporation are as follows:

       Name                                     Mailing Address
       ----                                     ---------------
Martha Finn Brooks               6060 Parkland Blvd., Cleveland, Ohio 44124-4185

 Geoffrey P. Batt                6060 Parkland Blvd., Cleveland, Ohio 44124-4185

William H. Jairrels              6060 Parkland Blvd., Cleveland, Ohio 44124-4185

                                 ARTICLE ELEVEN

      No director of the Corporation shall be liable to the Corporation or any of its shareholders or members for monetary damages for an act or omission in the director's capacity as a director; provided, however, that the limitation of liability contained in this Article Eleven shall not eliminate or limit the liability of a director for:

      1. A breach of a director's duty of loyalty to the Corporation or its shareholders or members;

      2. An act or omission not in good faith that constitutes a breach of duty of a director to the Corporation, or that involves intentional misconduct or a knowing violation of the law;

      3. A transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office;

      4. An act or omission for which the liability of a director is expressly provided for by an applicable statute; or

      5. An act related to an unlawful stock repurchase or payment of a dividend.

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      Any repeal or amendment of this Article Eleven shall be prospective only and shall not apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to the time of such repeal or amendment. In addition to the limitations on the liability of a director of the Corporation set forth in the foregoing provisions of this Article Eleven, the liability of any director of the Corporation shall be further limited to the fullest extent permitted by any amendment to the Texas Miscellaneous Corporation Laws Act or the Texas Business Corporation Act or any other applicable statute hereafter enacted that further limits the liability of directors.

                                 ARTICLE TWELVE

      Any action to be taken at any annual meeting or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

                                ARTICLE THIRTEEN

      The name and mailing address of the incorporator of the Corporation is Charles R. Aley, 6060 Parkland Blvd., Cleveland, Ohio 44124-4185.

      IN WITNESS WHEREOF, the undersigned, a natural person of the age of 18 years or more and the incorporator hereinabove named, does hereby execute these Articles of Incorporation this fifteenth day of May, 2003.

                                               /s/ Charles R. Aley
                                               ---------------------------------
                                               Charles R. Aley, Incorporator

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